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Exhibit 10.27

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 19, 2003 (the "Effective Date"), by and among DOLLAR FINANCIAL GROUP,  INC., a New York corporation ("DFG"), DFG HOLDINGS, INC., a Delaware corporation ("Holdings" and, together with DFG, the "Employer") and DONALD F. GAYHARDT, who resides at 511 Lynmere Road, Bryn Mawr, Pennsylvania 19010-3637 (the "Executive").

W I T N E S S E T H:

        WHEREAS, Employer and Executive are parties to a certain Employment Agreement, dated as of November 13, 1998 (the "Prior Agreement");

        WHEREAS, Employer desires to continue to employ Executive, and Executive desires to accept employment by Employer upon the terms and conditions hereinafter set forth; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Termination of Prior Agreement.    The Prior Agreement is superseded by this Agreement. Employer and Executive shall have no further obligations under the Prior Agreement.

        2.    Employment.

          a.     Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President and Chief Financial Officer of each of Holdings and DFG, for the Term (as defined herein), unless earlier terminated in accordance with the provisions of this Agreement.

          b.     Each of Holdings and DFG agrees to use its commercially reasonable efforts, subject to stockholder vote, to nominate Executive to the boards of directors of both DFG and Holdings for so long as he is employed by Employer in the capacity of President.

          c.     Executive's employment hereunder shall be principally based in the Berwyn, Pennsylvania area or within reasonable commuting distance of Bryn Mawr, Pennsylvania.

        3.    Term and Termination.

          a.     The term of Executive's employment hereunder shall be for a period of three (3) years, commencing on the Effective Date (the "Term"). Unless not later than 270 days prior to the expiration of the Term (or of any renewal Term) either party shall give notice to the other of its or his intention not to renew the Term, then the Term shall thereupon be deemed automatically extended for an additional renewal Term of one year.

          b.     Upon Executive's decision to terminate his employment, Employer shall have no further obligation to Executive, except as otherwise expressly provided herein.

          c.     Notwithstanding any other provisions herein, Executive's employment under this Agreement may be terminated by the Employer without further obligation to Executive, at any time for Cause (defined, for purposes of this Agreement, as (i) Executive's failure to cure or remedy any material mismanagement or negligence in the management of Employer's business within fifteen (15) days after written notice by Employer of such mismanagement or negligence; (ii) Executive's willful refusal, after written notice by Employer, to cure within a period of fifteen (15) days any material breach of this Agreement or failure to perform any material obligation set forth herein; (iii) an act of fraud, theft, dishonesty or deceit committed against the Employer, including any intentional material misrepresentation to the board of directors of either Holdings or DFG; or (iv) a final non-appealable adjudication in a criminal or civil proceeding (including any settlement or plea of nolo contendere) that Executive has committed a fraud, dishonest act, an act of moral turpitude or any other felony or misdemeanor relating to or adversely affecting

  Executive's employment, the business of the Employer or the ability of Executive to perform his obligations herein).

          d.     In the event that Executive is terminated by the Employer, other than for Cause, in relation to a Change of Control (as defined herein), Executive shall have the right to demand payment in full, discounted to present value at the prime rate of interest charged by the Employer's primary lender, of any unpaid Base Salary for the Term, without mitigation (the "Severance Benefit").

          e.     In the event Executive is terminated by the Employer, other than for Cause, under any circumstances not related to a Change of Control, Executive shall be paid his Base Salary in equal installments in accordance with past payroll practices of Employer for the remainder of the Term. Executive shall not be required to seek alternative employment following the payment to him of any such Base Salary pursuant to this paragraph 3(e); however, any compensation earned or amounts paid to Executive in any such alternate employment shall serve to mitigate Employer's severance obligations to Executive hereunder. Notwithstanding the foregoing, Employer shall be responsible for not less than the lesser of one (1) year's Base Salary or the Base Salary remaining unpaid for the Term, regardless of mitigation offsets.

          f.      For purposes of this Agreement, a Change of Control shall be deemed to have occurred if and when:

            i)     a person or entity other than Green Equity Investors II, L.P., or any affiliate, related party or entity controlled by Leonard Green & Partners, L.P., or sponsored fund thereof (collectively "GEI II") owns equity securities having at least 51% of the voting power of Holdings (or any successor or surviving entity);

            ii)    either DFG or Holdings becomes a subsidiary of an entity unaffiliated with GEI II or shall be merged or consolidated into another entity and the voting power of the surviving entity is owned at least 51% by a person or entity other than GEI II; or

            iii)   all or substantially all of the assets of either DFG or Holdings shall have been sold to a party or parties the equity of which is owned at least 51% by a person or entity other than GEI II.

          g.     Except as otherwise required by law, (i) in the event of Executive's termination with Cause, the benefits payable to Executive pursuant to paragraph 6 of this Agreement shall cease effective as of the date of termination and (ii) in the event of Executive's termination without Cause, Employer shall maintain the health benefits provided to Executive by Employer at the time of termination for the remainder of the Term, unless and until health benefits are provided to Executive by a successor employer (provided, that Executive shall not be required to seek to mitigate by pursuing alternative employment).

          h.     In addition to any other right to terminate his employment otherwise provided in this Agreement, Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (a) any failure by Employer to pay the compensation and benefits provided for in this Agreement or any other material breach by Employer of any provision of this Agreement, after written notice by Executive to cure such failure or breach, and failure by Employer to cure, within a period of fifteen (15) days following such written notice; (b) the failure of the board of directors of Employer to elect and continue Executive as the President of Employer; or (c) any material adverse change in Executive's duties or working conditions following a Change in Control, after written notice by Executive to cure such material adverse change, and failure by Employer to cure, within a period of fifteen (15) days following such written notice. If Executive terminates his employment for Good Reason in connection with a Change in Control, then Executive shall, subject to the conditions set forth herein, receive the compensation and benefits set forth in Section 3(d) applicable to termination of the Executive's employment in relation to a Change in Control. If Executive terminates his employment for Good Reason otherwise than in connection with a Change in Control, then Executive shall, subject to the conditions set forth herein, receive the compensation and benefits set forth in Section 3(e) applicable to termination of the Executive's employment by Employer without Cause.

        4.    Time and Efforts.

          a.     Executive shall diligently and conscientiously devote substantially all of his business time and attention and best efforts to the business affairs of Employer and the discharge of his duties hereunder.

          b.     Notwithstanding the foregoing, Employer acknowledges and agrees that Executive may:

            i)     maintain current board memberships in companies that do not compete against Employer or any subsidiaries. Executive must obtain prior consent of Employer to engage in additional board memberships, which consent shall not be unreasonably withheld or delayed; and

            ii)    reasonably maintain or add to current personal investments;

  provided, however, any involvement or additional activities allowed under this paragraph 4(b), including any investment holdings or activities, shall not be competitive or detrimental to Employer or otherwise interfere in any manner with Executive's performance of his duties under this Agreement.

        5.    Compensation.

          a.    Base Salary.    In consideration of the services of the Executive, Holdings shall pay or cause one of its subsidiaries to pay to Executive a salary at an annual rate of Four Hundred Thousand Dollars ($400,000) (the "Base Salary"), in equal installments in accordance with the past payroll practices of Employer, but in no event less frequently than monthly. The Base Salary will be reviewed bi-annually by the board of directors of Holdings in good faith and may be increased in the discretion of the board of directors of Holdings, or a committee thereof.

          b.    Bonus and Incentive Compensation.    As additional compensation for the services of Executive, Holdings shall pay or cause one of its subsidiaries to pay to Executive a cash bonus with respect to each fiscal year payable within thirty (30) days after the conclusion of the financial audit of the relevant fiscal year.

            i)     The actual bonus due Executive shall be determined based on the achievement by Employer of target annual income before interest, income taxes, depreciation, amortization and management fees ("EBITDA") as determined by the aforesaid independent audit. EBITDA targets shall be determined by the board of directors of Holdings, in good faith, and shall be adjusted equitably for acquisitions, divestitures or other significant events occurring in the fiscal year.

            ii)    The amount of the bonus due Executive shall be a percentage of Executive's Base Salary, with the percentage determined as follows: (a) if Employer achieves EBITDA of greater than or equal to 95% of target EBITDA, 35% of Base Salary plus 7% of Base Salary for each 1% that EBITDA exceeds 95% of target EBITDA, up to a maximum of 35% of Base Salary (bringing the total cash bonus payable under this section 5(b)(iii)(a) to a total of 70% of Base Salary if Employer achieves 100% of target EBITDA); plus (b) if Employer achieves EBITDA of greater than or equal to 101% of target EBITDA, 2% of Base Salary for each 1% that EBITDA exceeds 100% of target EBITDA, up to a maximum of 10% of Base Salary; plus (c) if Employer achieves EBITDA of greater than or equal to 106% of target EBITDA,

    2.5% of Base Salary for each 1% that EBITDA exceeds 105% of target EBITDA, up to a maximum of 37.5% of Base Salary. Thus, by way of example, if Employer achieves EBITDA of 120% of target, Executive's bonus will be 35% + 35% +10% + 37.5% = 117.5% of Base Salary.

            iii)    Bonus, incentive compensation and termination.    Notwithstanding anything to the contrary in this Agreement: (i) in the event Executive's employment is terminated by reason of Cause, or by Executive's decision to terminate his employment other than for Good Reason, no bonus or incentive compensation for the year in which termination or resignation occurs shall be payable; and (ii) if Executive's employment terminates for any other reason, Executive's bonus and incentive compensation for the year in which termination occurs shall be calculated on the basis of the EBITDA results for the full fiscal year in which termination occurs, but Executive's bonus and incentive compensation shall be pro rated based upon the number of days in such year in which he was employed by Employer.

            iv)    Compliance with debt payment obligations.    Regardless of whether an EBITDA target is achieved, no bonus or incentive compensation will be paid or payable to Executive if the Employer has defaulted or is not current on its debt payment obligations under any of its then outstanding credit facilities, indentures or other debt instruments; provided, that such withheld compensation shall be paid if such default is of a technical and non-substantive nature and is cured within thirty (30) days of notice thereof.

        6.    Benefits.    Executive shall be entitled to full benefits as historically provided to Executive by Employer, subject to compliance with all applicable laws. Executive shall be eligible to participate in all fringe benefit programs of Employer offered from time to time to its senior management employees including: i) auto allowance at present rate; ii) club memberships at present rate; iii) appropriate class of travel; iv) up to $25,000 annually for Executive to purchase term life insurance and disability insurance (the "Executive Insurance Policy"); v) reimbursement of tax and financial planning costs, not to exceed $10,000 annually; vi) uninsured medical and dental costs, not to exceed $15,000 annually; vii) participation in any non-discriminatory profit-sharing or ERISA pension, 401(k) and related plans as they are or may be in effect; and viii) one month paid vacation.

        7.    Expenses.    Employer will reimburse Executive for all reasonable, ordinary and necessary expenses (including travel, business entertainment and business development) incurred by him in carrying out his duties under this Agreement. Executive shall present Employer with an itemized statement of such expenses in such form as the Employer may request or consistent with policies of the Employer. The availability of such reimbursements from the Employer is subject to compliance with all applicable laws.

        8.    Equity Obligations and Rights.

          a.     Executive owns 169 shares of Class A Common Stock, par value $.001, of Holdings (the "Shares") and options to purchase 399.4319 Class A shares, which options were issued pursuant to Holdings' 1999 Incentive Stock Option Plan; the shares of stock issuable pursuant to any exercise of such options, and any other shares that may be issued pursuant to any subdivision, split, stock dividend or other adjustment, are hereinafter referred to as the "Additional Shares." The Shares and Additional Shares shall be subject to the following terms and provisions:

            i)     In the event Executive's employment is terminated by Employer for Cause or by Executive's decision to terminate his employment, or in the event of Executive's death or disability, then Employer (or GEI II) shall have the option to repurchase from Executive the Shares and the Additional Shares. The repurchase price of such Shares and Additional Shares shall be their then fair market value as determined in good faith by the board of directors of Holdings in accordance with Schedule 1 attached hereto. The purchase price to be paid by

    Employer shall be applied against the outstanding balance of the Executive Loan hereinafter referred to.

            ii)    Subject to the provisions of paragraph 8(e) below, in the event of Executive's death or disability during the Term, at the election of the Executive or his legal representative, the Employer shall be obligated to repurchase the Shares and Additional Shares with the purchase price being applied against the outstanding balance of the Executive Loan (the "D&D Put"). The repurchase price of the Shares and Additional Shares subject to the D&D Put shall be determined in accordance with the provision of paragraph 8(a)(i) above. The obligation of Employer to repurchase the Shares or Additional Shares is subject to Employer's compliance with certain covenants and other obligations under its credit agreements, indentures and other debt instruments. The Shares and Additional Shares subject to repurchase shall be free and clear of any and all liens, claims, charges and encumbrances.

            iii)   In the event that the repurchase of the equity securities of Holdings would result in a violation of applicable law or of any contract of Holdings (including, without limitation, a violation of any covenants in an indenture, credit agreement or other debt instrument) such repurchase right or obligation shall be tolled for up to six (6) months to allow Holdings to take reasonable actions to avoid or cure such violation. If Holdings is unable to avoid or cure such violation within the six (6) month period, the repurchase right or obligation shall terminate and expire.

          b.     GEI II, Holdings and its stockholders have previously executed a Stockholder's Agreement (the "Stockholder's Agreement"). All equity securities now owned or subsequently acquired by Executive shall be subject to the terms of the Stockholder's Agreement. These rights are personal to the Executive and are non-transferable.

          c.     The repurchase price and the number of shares subject to the repurchase rights or obligations of Holdings are subject to equitable adjustment to take into account stock dividends, stock splits, recapitalizations and other dilutive events, all as reasonably determined in good faith by the board of directors of Holdings.

        9.    Executive Loan.    Employer has heretofore made available to Executive a loan of $96,525 (the "Executive Loan"). The Executive Loan is secured by a pledge of 44.8953 shares of Class A Common Stock of Holdings. The Executive Loan shall be repayable as provided in the existing promissory note representing the Executive Loan; provided, however, subject to the rights of the Employer (or GEI II) to repurchase the equity securities of Executive, the Executive Loan shall be repayable immediately in the event that Executive is terminated, Executive terminates his employment or Executive dies or becomes disabled; provided, further, however, in the event of a termination by Employer not for Cause or the death or disability of Executive, such acceleration and repayment obligation shall be reasonably held in abeyance (not to exceed 150 days) if the Executive or his legal representative requires such additional 150 days to liquidate the equity securities in order to repay such Executive Loan. The shares pledged in connection with the Executive Loan will be valued at the then current fair market value, in accordance with Schedule 1 attached hereto for purposes hereof and in the event of foreclosure. Subject to compliance with this Agreement and the Stockholder's Agreement, in the event of a sale by the Executive of the equity securities pledged pursuant to the Equity Loan, the proceeds of such sale shall first be applied to immediately repay the Executive Loan, regardless of the maturity date of the Executive Loan.

        10.    Corporate Opportunities.    If Executive receives notice of or otherwise obtains information regarding potential acquisitions and other corporate opportunities within Employer's then current and prospective lines of business, Executive agrees to offer such acquisitions and other corporate opportunities first to Employer and second to GEI II, after which Executive shall be free to proceed independently to exploit such acquisitions and other corporate opportunities, subject to the provisions of paragraph 4 hereof.

        11.    Covenant Not to Compete.    In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the board of directors of Holdings, for a period the greater of: (i) two (2) years following the termination of Executive's employment with Employer for any reason whatsoever or (ii) one (1) year beyond any payment or repurchase made pursuant to this Agreement by Employer (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this paragraph 11 shall be so enforced):

          a.     directly or indirectly engage in the United States, Canada or any other country in which the Employer now or hereafter conducts business, in any business in direct competition with the business conducted by Employer at the time of termination or any business that Employer has a bona fide plan to commence or enter into, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

          b.     directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Employer has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Employer; or

          c.     directly or indirectly induce or attempt to influence any employee of Employer to terminate his or her employment with Employer.

          d.     In addition to and without limiting the foregoing, upon the termination of the Executive's employment by the Employer for any reason, whether before or after the expiration of the Term, Executive shall not at any time directly or indirectly disclose, use, transfer or sell to any person, firm or other entity any trade, technical or technological secrets, any details of organization or business affairs, or any confidential or proprietary information of Employer. For the purposes of this paragraph 11, the term Employer shall be deemed to include Employer and all of its subsidiaries.

        12.    Inventions.    All patents, trademarks, trade names, copyrights, inventions, discoveries, financial models, computer software, graphics products, advertising products, promotional materials, market studies and business plans (collectively, the "Intellectual Property") relating to Employer's business that Executive may make, conceive or learn during the term of his employment by the Employer (whether before, during or after the Term, whether during working hours or otherwise, or within six (6) months following the termination of his employment for any reason) shall be the exclusive property of Employer. Executive agrees to disclose any such Intellectual Property to the board of directors of Holdings and to do at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this paragraph 12 or the preceding paragraph 11, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

        13.    Notices.    Any notice given hereunder shall be in writing and delivered or mailed by certified mail or overnight courier service (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice.

    If to Executive:

      Mr. Donald F. Gayhardt
      511 Lynmere Road
      Bryn Mawr, PA 19010-3637
      Telephone: (610) 519-9782

    If to Employer:

      DFG Holdings, Inc.
      1436 Lancaster Avenue, Suite 300
      Berwyn, PA 19312-1288
      Attention: Chief Financial Officer
      Telephone: (610) 296-3400

    With a copy to:

      Green Equity Investors II, L.P.
      11111 Santa Monica Boulevard, Suite 2000
      Los Angeles, CA 90025
      Attention: Jonathan Seiffer
      Telephone: (310) 954-0404

        14.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon Employer, and its successors and assigns. Executive acknowledges that these services are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

        15.    Waiver.    Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

        16.    Governing Law; Disputes.    This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania and the United States of America without regard to conflict of law principles. Any claims, controversies, demands, disputes or differences between or among the parties hereto arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Philadelphia, Pennsylvania before three arbitrators, each of whom shall be knowledgeable in the field of employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

        17.    Severability.    In the event that any provision of this Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

        18.    Entire Agreement; Miscellaneous.    The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision hereof. This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.

DFG HOLDINGS, INC.

By:	/s/ JEFFREY A. WEISS JEFFREY A. WEISS

DOLLAR FINANCIAL GROUP, INC.

By:	/s/ JEFFREY A. WEISS JEFFREY A. WEISS

/s/ DONALD F. GAYHARDT DONALD F. GAYHARDT

Schedule 1

        Fair market value of the Class A Common Stock, par value $.001 (the "Common Stock"), of DFG Holdings, Inc. (the "Company") shall be determined as follows:

          (a)   for the purposes of the Agreement, the "fair market value" of each of the shares of the Common Stock of the Company shall be determined on the basis of the fair market value of the entire common equity of the Company as of the date of valuation, less an appropriate discount for lack of liquidity and minority interest; provided however, such discount for lack of liquidity and minority interest shall not apply in the event such stockholder owns on the closing date of the Merger at least ten percent (10%) of the entire common equity of the Company;

          (b)   during the 60 day period following the date of termination or the date on which an option or other repurchase event occurs or a repurchase right is exercised (as the case may be), the Executive with respect to whom such event occurred or such right was exercised (as the case may be), or his personal representative, on the one hand, and the Board of Directors of the Company (the "Board of Directors") (following consultations with GEI II, if GEI II other than the Company is exercising a repurchase right), on the other hand, shall attempt, reasonably and in good faith, to agree upon the fair market value;

          (c)   in the event the Executive (or his personal representative, as the case may be) and the Board of Directors are unable to so agree, than within ten (10) business days after the expiration of said sixty (60) day period, the Board of Directors and such Executive (or his personal representative, as the case may be) shall mutually agree upon, and retain, a nationally recognized independent appraiser of closely held businesses (the "Appraiser"). The Executive (or his personal representative, as the case may be), on the one hand, and the Board of Directors, on the other hand, shall each submit to the Appraiser such parties' respective opinions as to the fair market value, together with such supporting data as such party deems relevant. The Appraiser shall then conduct its own evaluation of such opinions and such data, and shall conduct such independent procedures and investigation as the Appraiser shall deem necessary in order to form an opinion as to the fair market value. However, the Appraiser shall be limited to selecting, as the fair market value, either (x) the opinion of the Executive (or his personal representative, as the case may be), or (y) the opinion of the Board of Directors. The Appraiser shall give written notice of its determination to the Executive (or his personal representative, as the case may be) and the Company. The fair market value as determined by the Board of Directors shall be the "Board Fair Market Value" and the fair market value as determined by the Executive (or his personal representative) shall be the "Executive Fair Market Value." If the Appraiser shall select the Board Fair Market Value, the fees and costs of the Appraiser shall be paid by the Executive (or his personal representative, as the case may be). If the Appraiser shall select the Executive Fair Market Value, the fees and costs of the Appraiser shall be paid by the Company.

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  Exhibit 10.27
EMPLOYMENT AGREEMENT
W I T N E S S E T H
Schedule 1